SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 29, 2005
WHEELING-PITTSBURGH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-50300	55-0309927

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1134 Market Street, Wheeling, WV	26003

(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (304) 234-2400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement
ITEM 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
ITEM 8.01 Other Events
ITEM 9.01 Financial Statements and Exhibits
SIGNATURE
EX-10.1
EX-10.2
EX-10.3
EX-99.1
EX-99.2

ITEM 1.01. Entry into a Material Definitive Agreement.
     Joint Venture Arrangement
     On September 29, 2005, Wheeling-Pittsburgh Steel Corporation (“WPSC”), a wholly owned subsidiary of Wheeling-Pittsburgh Corporation (the “Company”), and SNA Carbon, LLC (“SNA Carbon”), a wholly owned subsidiary of Severstal North America, Inc. (“SNA”), entered into an Amended and Restated Limited Liability Company Agreement, dated as of September 29, 2005 (the “LLC Agreement”), of Mountain State Carbon, LLC (“MSC”). MSC is a Delaware limited liability company which was formed to own and refurbish coke batteries contributed to it by WPSC and to manufacture and sell the coke produced by those batteries for the benefit of WPSC and SNA Carbon. WPSC and SNA Carbon concurrently executed various agreements related to the transactions contemplated by the previously announced Letter of Intent between them, which has expired, and by the LLC Agreement, including management and operating agreements, pursuant to which WPSC will operate and manage MSC’s coke facilities, and various coke supply agreements.
     WPSC contributed to MSC its coke-producing batteries and related facilities and assets located in Follansbee, West Virginia, and Steubenville, Ohio. In addition, WPSC contributed, in-kind, to MSC amounts previously expended by WPSC relative to the refurbishment of the coke batteries, and SNA Carbon contributed capital of $50.0 million to MSC on September 29, 2005. In return for these initial contributions, WPSC and SNA Carbon each received 50% of MSC’s voting capital stock interests, which allow WPSC and SNA Carbon each to elect two of the four Managers on MSC’s Board of Managers, and 72.22% and 27.78%, respectively, of the non-voting economic capital stock interests in MSC.
     WPSC and SNA Carbon each are obligated to make additional cash contributions to MSC. In particular, WPSC is obligated to make cash contributions in 2005 so that such amount, together with the in-kind contribution made at closing, totals $10.0 million. WPSC is obligated to make cash contributions of $5.0 million and $15.0 million in 2006 and 2007, respectively, payable on a monthly basis, and cash contributions of $10.0 million in 2008, payable on a quarterly basis. SNA Carbon is obligated to contribute an additional $10.0 million in late 2005 and monthly cash contributions of $10.0 million in each of the first six months of 2006. Until such time as SNA Carbon owns 50% of the outstanding non-voting economic capital stock interests in MSC, which is expected to occur in March 2006, SNA Carbon’s proportional share of the outstanding non-voting economic capital stock interests in MSC will increase by 1% for each $1.8 million of additional capital contributed by it to MSC.
     Subject to certain exceptions, WPSC and SNA Carbon also are obligated under the LLC Agreement to make loans to MSC from time to time, up to $35.0 million in the aggregate for all such loans, to satisfy any deficiency in MSC’s working capital needs. These loans would be made by WPSC and SNA Carbon proportionate to their respective projected coke purchases. Because coke prices charged by MSC will be at its fully absorbed cost (including depreciation, a non-cash expense), plus a stipulated profit, it is projected that MSC will not have significant need for such sources of working capital after the first quarter of 2007. To the extent that the capital contributions made by WPSC and SNA Carbon are not sufficient to refurbish completely MSC’s coke-producing batteries to a condition that meets its production goals and complies with applicable legal requirements, WPSC and SNA Carbon each must contribute one-half of the deficiency, up to a maximum of $8.0 million each.
     If either WPSC or SNA Carbon breaches any of its funding obligations under the LLC Agreement, the defaulting party’s non-voting capital stock interests could be diluted, and the quantity of coke that MSC would be obligated to sell to the defaulting party could be permanently reduced. SNA has guaranteed SNA Carbon’s funding obligations pursuant to the LLC Agreement. If SNA Carbon’s non-voting capital stock interests are diluted, WPSC would have the right to dilute SNA Carbon’s voting capital stock interests, in which event WPSC would control MSC’s Board of Managers. WPSC’s voting capital stock interests may not be diluted below 50% under any circumstances.
     WPSC and MSC executed a Coke Supply Agreement, dated as of September 29, 2005 (the “WPSC Coke Supply Agreement”). The WPSC Coke Supply Agreement provides that MSC will sell to WPSC all coke produced by MSC in the remainder of 2005 and up to 600,000 tons of coke in 2006. SNA Carbon and MSC separately executed a Coke Supply Agreement, dated as of September 29, 2005 (the “SNA Carbon Coke Supply Agreement”), which provides that MSC will sell to SNA Carbon 380,000 tons of coke in 2006. Beginning in 2007, WPSC and SNA Carbon each will purchase under their respective coke supply agreements with MSC 50% of MSC’s total production of coke, allocated on a weekly basis. WPSC and SNA Carbon may cause a reduction of the amount of coke that MSC is required to sell to the other party if the other party defaults in its funding obligations under the LLC Agreement. All coke sold by MSC to WPSC and SNA Carbon is required to meet certain specifications.
     WPSC and SNA Carbon also entered into a new coke supply agreement on September 29, 2005 which replaced a previous supply arrangement between the parties and pursuant to which SNA Carbon agreed to purchase 225,000 tons of coke directly from WPSC during the period from May 1, 2005 through the end of 2005 and 25,000 tons in 2006, for a per ton purchase price approximately equal to the per ton amount paid by WPSC for the coke that it purchases from MSC under the WPSC Coke Supply Agreement, plus a non-refundable payment of $20.0 million to WPSC, less amounts previously received under an interim coke supply agreement.
     Coke prices charged by MSC pursuant to the WPSC Coke Supply Agreement and the SNA Carbon Coke Supply Agreement are designed to cover substantially all of MSC’s fully absorbed administrative and production costs, net of any by-product revenues, plus 5%. Coke prices are not designed to cover capital refurbishment costs, which is the purpose of the cash capital contributions. Coke prices charged to WPSC and SNA may vary under specified circumstances related to variances in production levels, as well as defaults. MSC’s excess cash must first be used to repay any outstanding debt to WPSC and SNA Carbon.
     WPSC will be paid a fee and will manage and operate MSC’s coke facilities using its current hourly and salaried workforce, subject to ultimate oversight by MSC’s Board of Managers, under its management and operating agreements. WPSC will retain environmental obligations related to the operation and condition of the facilities prior to September 29, 2005. The LLC Agreement obligates WPSC to indemnify SNA Carbon and MSC against any environmental liabilities related to or arising out of the condition of the real property to be contributed by WPSC to MSC. The LLC Agreement also provides that MSC will indemnify WPSC and SNA Carbon against liabilities arising in connection with the management or ownership of MSC.
     The foregoing is a summary of the material terms and conditions of the LLC Agreement, the WPSC Coke Supply Agreement and the SNA Carbon Coke Supply Agreement and is not a complete discussion of those documents. Accordingly, the foregoing is qualified in its entirety by reference to the full texts of the LLC Agreement, the WPSC Coke Supply Agreement and the SNA Carbon Coke Supply Agreement filed as Exhibits 10.1 and 10.2, respectively, to this Current Report, which are hereby incorporated by reference.
     On September 30, 2005, the Company issued a press release regarding the foregoing matters. A copy of the press release is filed as Exhibit 99.1 to this Current Report.
     Term Loan Amendment
     On September 29, 2005, the Company and WPSC entered into a third amendment (the “Amendment”) to WPSC’s existing term loan agreement (as amended, the “Term Loan Agreement”) by and among the Company, WPSC, the Lenders party to the Term Loan Agreement, the Documentation Agent and Syndication Agent named therein, Royal Bank of Canada, as administrative agent, and the Emergency Steel Loan Guarantee Board. The Amendment allows, among other things, for (i) the contribution by WPSC of its coke producing and related assets to MSC, as described above, and the removal of the term loan lenders’ lien on such assets; (ii) a liquidity enhancement of up to $75 million through an increase in borrowing availability under WPSC’s existing revolving credit facility; and (iii) financial covenant relief for the third and fourth quarters of 2005.
     The foregoing is a summary of the material terms and conditions of the Amendment and is not a complete discussion of the document. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Amendment filed as Exhibit 10.3 to this Current Report, which is incorporated herein by reference.
     On September 30, 2005, the Company issued a press release regarding, among other things, the Amendment. A copy of the press release is attached hereto as Exhibit 99.2.
     Residence Relocation
     Based on the recommendation of its Compensation Committee, on September 30, 2005, the Company’s Board of Directors authorized the Company to purchase a personal residence in the Wheeling, West Virginia area for the use of James G. Bradley, Chairman and Chief Executive Officer of the Company, in order to facilitate Mr. Bradley’s transition from the temporary living quarters now owned by him to a permanent personal residence. The purchase price of the new residence is $310,000, confirmed by independent appraisals. The Company also will pay certain closing, maintenance, furnishing and utility costs. Mr. Bradley will rent the new residence from the Company at its fair market rental amount, with the monthly rental amount imputed as income to Mr. Bradley for compensation purposes. The rental amount will be grossed up for tax purposes. The Company will acquire the temporary living quarters currently owned by Mr. Bradley for a purchase price of $130,000, confirmed by independent appraisals, with the purchase price being applied first to repay the existing mortgage on the property and the balance to be retained by Mr. Bradley. The Company intends to resell the acquired property.
ITEM 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosures set forth above under Item 1.01 are hereby incorporated by reference into this Item 2.03.
ITEM 8.01 Other Events.
     On September 30, 2005, the Company issued a press release regarding the principal terms of the Amendment and updated guidance with respect to expected results for the third quarter of 2005. A copy of the press release is attached hereto as Exhibit 99.2.
ITEM 9.01 Financial Statements and Exhibits
(c) Exhibits

Exhibit No.	Description
10.1	Amended and Restated Limited Liability Company Agreement of Mountain State Carbon, LLC, dated as of September 29, 2005, between Wheeling-Pittsburgh Steel Corporation and SNA Carbon, LLC (filed herewith).

10.2	Mountain State Carbon, LLC Coke Supply Agreements: Coke Supply Agreement, dated as of September 29, 2005, between Wheeling-Pittsburgh Steel Corporation and Mountain State Carbon, LLC; and Coke Supply Agreement, dated as of September 29, 2005, between SNA Carbon, LLC and Mountain State Carbon, LLC (filed herewith).

10.3	Third Amendment (Term Loan Agreement), dated as of September 29, 2005, by and among Wheeling-Pittsburgh Corporation, Wheeling-Pittsburgh Steel Corporation, the Lenders party to the Term Loan Agreement (as defined therein), the Documentation Agent and Syndication Agent named therein, Royal Bank of Canada, as administrative agent, and the Emergency Steel Loan Guarantee Board (filed herewith).

99.1	Press Release, dated September 30, 2005 (filed herewith).

99.2	Press Release, dated September 30, 2005 (filed herewith).

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WHEELING-PITTSBURGH CORPORATION
By:	/s/ Paul J. Mooney
Paul J. Mooney
Executive Vice President and Chief Financial Officer

Dated: October 4, 2005